Exhibit 99.1

Stanley Black & Decker Reports 3Q 2013 Results

New Britain, Connecticut, October 16, 2013 … Stanley Black & Decker (NYSE: SWK) today announced third quarter 2013 financial results.

•	3Q’13 Revenues Increased 10% To $2.8 Billion; Organic Growth 4%

•	Organic Growth Initiatives Continue To Gain Traction Driving One-Half Of The Organic Growth (2 Points)

•	3Q’13 Diluted GAAP EPS Was $1.07; Excluding Charges, 3Q’13 Diluted EPS Was $1.39

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2013 FY EPS Guidance Range, Excluding Charges, Revised To $4.90 - $5.00 ($3.75 - $3.95 On A GAAP Basis) From $5.40 - $5.65 as a result of slower margin rate recovery within the Security segment, weakening emerging markets and the impact of the U.S. government shutdown on organic growth

•	Free Cash Flow Excluding Charges And Payments Revised To Approximately $800 Million Vs. Prior Estimate Of Approximately $1 Billion

3Q’13 Key Points:

•	Net sales for the period were $2.8 billion, up 10% versus the prior year, attributable to volume (+5%) and acquisitions (+7%), partially offset by price (-1%) and currency (-1%).

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The gross margin rate for the quarter was 35.8%. Excluding charges, the gross margin rate was 36.0%, down from the prior year rate of 36.7%, as the favorable impact of volume and cost synergies was more than offset by Security margins.

•	SG&A expenses were 24.3% of sales. Excluding charges, SG&A expenses were 23.1% of sales, compared to a 3Q’12 level of 22.7%, primarily reflecting investments in organic growth initiatives.

•	Operating margin was 11.5% of sales. Excluding charges, operating margin was 12.9% of sales, down 110 basis points from the 3Q’12 operating margin of 14.0%.

•	The tax rate was 9.2%. Excluding charges, the tax rate was 13.1%, reflecting the realization of certain tax credits and the higher level of earnings in lower-taxed foreign jurisdictions.

•	Diluted GAAP EPS was $1.07. Excluding charges, 3Q’13 diluted EPS was $1.39.

Exhibit 99.1

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “We continue to make significant progress driving organic growth throughout the organization. Our focused organic growth initiatives have resulted in a strong third quarter performance and maintained the momentum we achieved in the second quarter.

“Growth was robust across the portfolio with our CDIY and Industrial segments posting another strong organic growth quarter, and with the exception of Europe, Security also achieved solid, mid-single digit organic growth. Within Security, we are gaining further traction with our verticals initiative based on recent order activity and are encouraged by the sequential growth and margin improvements in this segment during the quarter. However, the achievement of high teen margins, which we believe represent the appropriate level given the characteristics of this business, is taking longer than anticipated.

“Progress from our organic growth initiatives combined with the overall strength and diversity of our portfolio and underlying strategic framework position us well to deliver on our previously stated long-term financial objectives.”

3Q’13 Segment Results

($ in M)	3Q' 13 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,388	$203.9	$3.1	$207.0	14.7%	14.9%

Industrial	$771	$109.2	$2.3	$111.5	14.2%	14.5%

Security	$600	$61.4	$11.9	$73.3	10.2%	12.2%
1 M&A charges primarily pertaining to synergy attainment & facility closures

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In the CDIY segment, net sales increased 5% vs. 3Q’12 as a result of volume (+6%) and acquisitions (+1%), partially offset by price (-1%) and currency (-1%). Similar to the prior quarter, strong organic volumes were achieved in North America, primarily driven by new product introductions, retail promotions and continued strength in the residential construction market, as well as within the emerging markets which grew 10%. While the emerging markets continue to be a source of strength, current macroeconomic conditions have caused growth rates to decelerate somewhat. European volumes were solid; up 3% organically, with growth in all regions. In particular, the UK performed well reflecting share gains in the face of continued soft economic conditions. Excluding charges, overall segment profit was 14.9%, relatively consistent with the 2Q’13 rate but down from the 3Q’12 rate of 15.5% as investments in organic growth initiatives and currency pressures offset volume and productivity.

Exhibit 99.1

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Net sales in the Industrial segment rose 25%. Unit volumes increased approximately 4%, currency was down 1% and acquisitions added 22%. Pricing was flat for the quarter. Oil & Gas posted another strong quarter of impressive organic growth (+32%) driven primarily by continued strength within its North American onshore operations. Organic sales for Industrial and Automotive Repair (IAR) increased 2% primarily as a result of volume increases in North America and the emerging markets. Similar to CDIY, although strong, IAR’s emerging markets growth fell short of expectations due to the weakening of these markets. Consistent with the prior quarter, volume growth in North America was driven by the MRO vending growth initiative as well as strength within Mac Tools mobile distribution, which more than offset the impact of spending cuts on IAR’s US Government business and the results of IAR’s European operations. Engineered Fastening organic growth was relatively flat in the face of a difficult equipment sales comparison, even as organic fastener volume was up 6%. The integration of Infastech continues to progress as planned and is on track to deliver its planned synergies.

Overall Industrial segment profit excluding charges was 14.5% down from the 3Q’12 rate of 15.4% due primarily to investments in organic growth initiatives and the mix impact of Infastech’s modestly below line average margins.

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Net sales in Security increased 3% versus 3Q’12 due to pricing (+1%) acquisitions (+1%) and currency (+1%). Volume was relatively flat. Organic growth within the CSS North America business was up an encouraging 6% driven by higher installation and service volumes supported by early successes with the vertical markets organic growth initiative. CSS Europe declined 4% organically due primarily to continued softness in various regions, most notably France and the Nordics.

Mechanical Access organic sales were up 4% driven by strong growth within the automatic door business due to successful door conversion wins and new product introductions. The commercial mechanical lock business also experienced growth during the quarter driven by gains in emerging markets.

Security segment profit rate excluding charges was 12.2%, up 170 basis points from the 2Q’13 rate and 380 basis points lower than the 3Q’12 rate. The sequential improvement in the rate is primarily attributable to North America volume improvements due in part to organic growth investments, the elimination of costs associated with the commercial lock business model shift, and progress relating to field technician productivity. As previously communicated, the year over year decline in the rate resulted from field technician costs required to install and service the growing second half North American backlog, investments in organic growth initiatives, European volume declines and temporary negative rate pressure in the commercial lock business due to the business model shift.

President and Chief Operating Officer, James M. Loree, commented, “While the slower macro backdrop has created some challenges as global economic growth rates have notched downward, we are encouraged by the fact that most of our businesses continue

Exhibit 99.1

to post solid organic performances aided by our substantial growth investments. As we move into 2014 we are entering the period in which these investments will become accretive to operating margin.

“As for Security, notable progress was made during the quarter outside of Europe on both organic growth (+4%) and operating margin rate (~15%) and we expect to see continued progress in 2014. European Security made less tangible progress on organic growth (down 4%) and rate (~7%); however, its management team made significant underlying headway on talent upgrades and basic business model fixes that will bear fruit as we enter 2014. Substantial improvements have been made in both North America and Europe with the latter being manifested about six months behind our expectations. Therefore, we fully expect Security to regain its appropriate position as a revenue and earnings growth driver in 2014 and beyond.”

Revision Of 2013 Outlook

As a result of a slower than expected margin rate recovery within our Security operations as well as overall lower than previously anticipated organic growth related to macro issues affecting emerging markets and the U.S. government budget impasse, the Company is revising its outlook for full year 2013 EPS and free cash flow to approximately $4.90 - $5.00 per share and $800 million, respectively, excluding charges and payments, based on the following:

•	Approximately half of the full year EPS outlook reduction relates to the aforementioned slower than expected pace of the Security margin improvement.

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The balance of the reduction relates to lower organic growth expectations within our CDIY and Industrial segments. This is primarily attributable to growth pressure within the emerging markets due to the current volatile macroeconomic environment, and the uncertainty created by the U.S. government’s sequestration and shut-down, and its impact on business, consumer confidence and spending levels.

•	Partially offsetting these items will be a lower tax rate of ~20% versus our prior estimated tax rate of ~23%.

•	These factors combined with lower than expected working capital performance create a reduction to our free cash flow estimate for the year.

•	FY’13 organic growth is now expected to approximate 3% versus the prior expectation range of 4%-5%.

•	All other assumptions remain unchanged from our prior guidance.

Including all charges, the Company expects GAAP EPS to be in the range of $3.75 - $3.95 in 2013. For the full year of 2013 the Company estimates one-time pre-tax charges to be approximately $225 - $250 million.

Donald Allan Jr., Senior Vice President and CFO commented, “As the year progresses, our strong organic growth performance within many of our businesses continues to be a bright spot for Stanley Black & Decker. However, the year-to-date performance of our Security business has created pressure on our results which has, along with lower

Exhibit 99.1

organic growth expectations within certain businesses and geographies, caused us to revise our full year 2013 earnings and free cash flow outlook. The actions we have taken and are executing to address the Security segment’s margin performance will enable us to increase Security margins to levels that are more closely aligned to historical results. We remain focused and committed to attaining our long-term financial goals and 2016/2017 vision enabled by our disciplined focus on organic growth initiatives, our commitment to allocating capital in ways that provide excellent returns for our shareholders, and our proven capabilities of driving efficiencies and streamlining our operations via the Stanley Fulfillment System.

“Assuming that the level of volatility and current uncertainty in the markets we serve does not worsen in 2014 and based on our path to recovery in Security, we see conditions in 2014 that support our long-term 4%-6% organic growth expectations and 2014 EPS growth, excluding charges, ranging from 7% - 9%.”

Merger And Acquisition (M&A) One-Time Charges

Total one-time charges in 3Q’13 related to M&A were $67.2 million. Gross margin includes $5.3 million of these one-time charges, primarily for integration-related matters, and SG&A includes $31.9 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $17.3 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. One-time charges of $1.5 million are included in Other, net, primarily related to deal costs, and $28.5 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

The company will host a conference call with investors today, Wednesday, October 16, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (800) 447-0521, from outside the U.S. at +1 (847) 413-3238, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3574-6661. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 3574-6661#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security

Exhibit 99.1

solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

These results reflect the Company’s continuing operations.  The Company sold its Hardware & Home Improvement business (HHI), including the residential portion of Tong Lung in December of 2012. The sale of this business occurred in a First and Second Closing. The First closing, which excluded the residential portion of Tong Lung, occurred on December 17, 2012. The Second closing in which the residential portion of Tong Lung was sold occurred on April 8, 2013. The operating results of the residential portion of Tong Lung and HHI have been reported as discontinued operations for 3Q’12. In addition, in 3Q’13 the Company has reported two small businesses as discontinued operations. Total sales reported as discontinued operations were $7.8 million and $268.8 million for 3Q’13 and 3Q’12, respectively.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 13-18 for 2013 and 2012, are considered relevant to aid analysis of the Company’s operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized cash flow and free cash flow, as reconciled from the associated GAAP measures on pages 15-16 for 2013 and 2012 are considered meaningful pro forma metrics to aid the understanding of the Company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995
Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2013 diluted EPS of $4.90 - $5.00 ($3.75 - $3.95 on a GAAP basis); (ii) generate approximately $800 million in free cash flow for 2013, excluding charges and payments; (iii) achieve its 2016/2017 vision; and (iv) achieve long term organic growth of 4% - 6% and 2014 EPS growth ranging from 7% - 9% (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.
The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.
The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to achieve $50 million of synergies in 2013 from Black & Decker merger and another $50 million from the acquisition of Niscayah; (ii) the Company’s ability to execute its integration plans and achieve synergies from the Infastech acquisition sufficient to generate $.20 of EPS accretion in 2013; (iii) the Company’s ability to generate organic net sales increases of approximately 3% in 2013; (iv) the Company’s ability to generate a modest increase in operating margin vs. the prior year in the CDIY segment and to minimize any decrease in operating margin vs. the prior year in the Security and Industrial segments; (v) the Company’s ability to continue to identify and execute upon acquisitions and sales opportunities to increase its CDIY, IAR and Security businesses in the emerging markets while minimizing associated costs; (vi) the Company’s ability to achieve a tax rate of approximately 20% in 2013; (vii) the Company’s ability to limit interest expense to approximately $145 million and other-net to approximately $250 million in 2013; (viii) the Company’s ability to minimize tax liabilities associated with the HHI divestiture; (ix) successful integration of acquisitions completed in 2012 and 2013, and any additional acquisitions completed during the year, as well as integration of existing businesses; (x) the continued acceptance of technologies used in the Company’s products and services; (xi) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xvii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company’s ability to obtain favorable settlement of routine tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms; (xxii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxiii) the Company’s ability to successfully develop, market and achieve sales from new products and services.
The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.
The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.